                            ARTICLES OF INCORPORATION
                                        OF
                        TRANSITION AUTO FINANCE II, INC.


     I, the undersigned, a natural person of the age of eighteen years or more acting as the incorporator of a corporation (hereinafter called the "Corporation") under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for the Corporation:

                                   ARTICLE ONE

     The name of the Corporation is TRANSITION AUTO FINANCE II, INC.


                                   ARTICLE TWO

     The period of duration of the Corporation is perpetual.


                                  ARTICLE THREE

     The purpose for which the Corporation is organized is to engage in the business of automobile leasing and the transaction of any and all other lawful businesses for which corporations may be incorporated under the Texas Business Corporation Act.

                                   ARTICLE FOUR

     The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 1,000, par value $0.10 per share, designated Common Stock. Each share of such Common Stock shall have identical rights and privileges in every respect.

                                   ARTICLE FIVE

     No holder of any shares of capital stock of the Corporation, whether now or hereafter authorized, shall, as such holder, have any preemptive or preferential right to receive, purchase, or subscribe to (a) any unissued or treasury shares of any class of stock (whether now or hereafter authorized) of the Corporation, (b) any obligations, evidences of indebtedness, or other securities of the Corporation convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase, or subscribe to, any such unissued or treasury shares, (c) any right of subscription to or to receive, or any warrant or option for the purchase of, any of the foregoing securities, or (d) any other securities that may be issued or sold by the Corporation.



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                                   ARTICLE SIX

     The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of $1,000.00, consisting of money, labor done, or property actually received.

                                  ARTICLE SEVEN

     Cumulative voting for the election of directors is expressly denied and prohibited.

                                  ARTICLE EIGHT

     No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

          (a) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

          (b) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

          (c) The contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the Board of Directors, a committee thereof, or the shareholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

     This provision shall not be construed to invalidate a contract or transaction which would be valid in the absence of this provision or to subject any director or officer to any liability that he would not be subject to in the absence of this provision.


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                                   ARTICLE NINE

     The Corporation shall indemnify any person who was, is, or is threatened to be made a named defendant or respondent in a proceeding (as hereinafter defined) because the person (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent that a corporation may grant indemnification to a director under the Texas Business Corporation Act, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article Nine is in effect. Any repeal or amendment of this Article Nine shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment of this Article Nine. Such right shall include the right to be paid or reimbursed by the Corporation for expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Texas Business Corporation Act, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within 90 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the Texas Business Corporation Act, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or any committee thereof, special legal counsel, or shareholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its Board of Directors or any committee thereof, special legal counsel, or shareholders) that such indemnification or advancement is not permissible, shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of shareholders or directors, agreement, or otherwise.

     The Corporation may additionally indemnify any person covered by the grant of mandatory indemnification contained above to such further extent as is permitted by law and may indemnify any other person to the fullest extent permitted by law.


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     To the extent permitted by then applicable law, the grant of mandatory indemnification to any person pursuant to this Article Nine shall extend to proceedings involving the negligence of such person.

     As used herein, the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

                                   ARTICLE TEN

     The post office address of the initial registered office of the Corporation is 5422 Alpha Road, Suite 100, Dallas, Texas 75240, and the name of its initial registered agent at such address is Ken Lowe.

                                  ARTICLE ELEVEN

     The number of directors constituting the initial Board of Directors is one and the name and address of the person who is to serve as the sole director until the first annual meeting of shareholders and until such director's successor is elected and qualified or, if earlier, until such director's death, resignation, or removal as the sole director, is as follows:

          NAME                          ADDRESS
          ----                          -------
          Ken Lowe                      5422 Alpha Road, Suite 100
                                        Dallas, Texas 75240


                                    ARTICLE TWELVE

     To the fullest extent permitted by applicable law, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this Article Thirteen does not eliminate or limit the liability of a director of the Corporation to the extent the director is found liable for:

          (a) a breach of the director's duty of loyalty to the Corporation or its shareholders;

          (b) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;


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          (c)  a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

          (d) an act or omission for which the liability of a director is expressly provided by an applicable statute.

     Any repeal or amendment of this Article Thirteen by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article Thirteen, a director shall not be liable to the Corporation or its shareholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the Texas Miscellaneous Corporation Laws Act or the Texas Business Corporation Act.


                                 ARTICLE THIRTEEN

     Any action which may be taken, or which is required by law or the Articles of Incorporation or bylaws of the Corporation to be taken, at any annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

                                 ARTICLE FOURTEEN

     The name and address of the incorporator are as follows:

          NAME                                 ADDRESS
          ----                                 -------
          Vince Mouer                   Kuperman, Orr, Mouer & Albers
                                        A Professional Corporation
                                        100 Congress Avenue, Suite 1400
                                        Austin, Texas 78701

     IN WITNESS WHEREOF, I have hereunto set my hand this 17th day of March, 1998.



                                       /s/ Vince Mouer
                                       ---------------------------------------


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                                       Vince Mouer





























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